PRESS RELEASE

Investor Contact:	Acquisitions Contact:	Media Contact:

Scott D. Peters President & CEO Healthcare Trust of America, Inc. 480.998.3478 scottpeters@htareit.com	Mark D. Engstrom EVP — Acquisitions Healthcare Trust of America, Inc. 480.998.3478 markengstrom@htareit.com	Claire Koeneman President Financial Relations Board 312.640.6745 ckoeneman@mww.com

Healthcare Trust of America, Inc. Announces 2009 Acquisitions

Scottsdale, Arizona (February 16, 2010) – Healthcare Trust of America, Inc. (“HTA”), a self-managed, non-traded, real estate investment trust, announced that in 2009, HTA completed 13 acquisitions comprised of 54 medical office buildings totaling 2,257,634 square feet and one real estate-related asset.  The total purchase price of these acquisitions was approximately $494,259,000.

As of December 31, 2009, HTA’s portfolio included 7.4 million square feet of gross leasable area, which is approximately 91% occupied, and brings HTA’s total portfolio to approximately $1.46 billion based on acquisition price.  As of July 2009, HTA completed its transition to self-management.  During 2009, HTA maintained a patient and prudent acquisition strategy which allowed it to build a strong cash position.  As a result, HTA was able to close the Greenville Hospital Portfolio in September 2009 with all cash and close $253 million in acquisitions in December of 2009, while maintaining a low debt ratio.

HTA closed the following acquisitions in 2009:

Greenville Hospital Portfolio	Greenville, SC	$162,820,000
Banner Sun City Medical Portfolio	Sun City, AZ	107,000,000
Wisconsin Medical Portfolio II	Franklin, WI	40,700,000
Rush Presbyterian Note	Oak Park, IL	37,500,000
Wisconsin Medical Portfolio I	Milwaukee, WI	33,719,000
Dallas LTACH	Dallas, TX	27,350,000
Atlee Medical Portfolio	Indiana & Texas	20,500,000
Hampden Place MOB	Englewood, CO	18,600,000
Mary Black MOB	Spartanburg, SC	16,250,000
Denton Medical Rehab Hospital	Denton, TX	15,485,000
Smyth Professional Building	Baltimore, MD	11,250,000
Mountain Empire MOB	Rogersville, TN	2,275,000
Lima MOB, Ste. 207 & 240	Lima, OH	810,000
	Total:	$494,259,000

“These acquisitions reflect and are consistent with our company’s long term acquisition strategy to acquire quality assets associated with strong healthcare providers in key markets in the United States.   We believe these assets will increase cash flow.  Our strong cash position and strong balance sheet continue to allow us to acquire quality assets throughout 2010,” said Scott D. Peters, HTA’s Chairman and Chief Executive Officer.

FORWARD-LOOKING LANGUAGE
This press release contains certain forward-looking statements with respect to HTA. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: uncertainties relating to changes in general economic and real estate conditions; uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of HTA’s real estate investment strategy; and other risk factors as outlined in HTA’s prospectus, as amended from time to time, and as detailed from time to time in the HTA’s periodic reports, as filed with the Securities and Exchange Commission.